Exhibit 10.14

New Hire Authorization—Updated Appendix

Stock options covering an aggregate of 275,000 shares of common stock were granted to Jeffrey Bairstow, Executive Vice President and Chief Financial Officer, on December 20, 2005.  Stock options covering an aggregate of 500,000 shares of common stock and units representing an aggregate of 250,000 restricted shares of common stock were granted to Joseph Ripp, President and Chief Operating Officer, on November 1, 2005.  Stock options covering 140,000 shares of common stock were granted to 16 non-executive officer employees on October 17, 2005.  Stock options covering 2,000 shares of common stock were granted to one non-executive officer employee on July 19, 2005.  Stock options covering an aggregate of 165,000 shares of common stock were granted to thirteen non-executive officer employees on January 27, 2005.

All of the above grants were made under the Company’s New Hire Authorization as an inducement to entering into employment with the Company.  The options include a ten-year duration and an exercise price equal to the closing price of Dendrite’s stock on the business day immediately preceding the date of grant.  The options granted in January 2005 vested on June 30, 2005 and all other options vested on December 31, 2005, but the right to sell the shares underlying all options granted accrues in three or four equal installments on each of the first three or four anniversaries of the date of grant.  The restricted stock units vest in three equal installments on each of the first three anniversaries of the date of grant.